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                                                                    EXHIBIT 11.1

            STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS OF SEPCO

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
                                                  SIX MONTHS ENDED
                                                      JUNE 30,                   YEAR ENDED DECEMBER 31,
                                                  ----------------    ----------------------------------------------
                                                   1996      1995      1995      1994      1993      1992      1991
                                                  ------    ------    ------    ------    ------    ------    ------
                                                              (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
Primary
  Average shares outstanding....................     936     1,196     1,127     1,196     1,076     1,022     1,022
  Net effect of dilutive stock options -- based
     on the treasury stock method using average
     market price...............................      73        59        47        45         7        --        --
  Adjustment to give effect to shares optioned
     to key employees within 12 months of the
     initial filing as outstanding as of the
     beginning of each period presented based on
     treasury stock method using estimated
     market price upon offering.................       6        76        70        78        80        80        80
                                                  ------    ------    ------    ------    ------    ------    ------
Total common and common equivalents.............   1,016     1,331     1,244     1,319     1,163     1,102     1,102
                                                  ======    ======    ======    ======    ======    ======    ======
Net income......................................  $  554    $  874    $2,088    $1,862    $1,843    $  152    $1,043
                                                  ======    ======    ======    ======    ======    ======    ======
Per share amount................................  $ 0.55    $ 0.66    $ 1.68    $ 1.41    $ 1.58    $ 0.14    $ 0.95
                                                  ======    ======    ======    ======    ======    ======    ======
Fully diluted
  Average shares outstanding....................     936     1,196     1,127     1,196     1,076     1,022     1,022
  Net effect of dilutive stock options -- based
     on the treasury stock method using
     period-end market price, if higher than
     average market price.......................      80        63        62        55        32        --        --
  Adjustment to give effect to shares optioned
     to key employees within 12 months of the
     initial filing as outstanding as of the
     beginning of each period presented based on
     treasury stock method using estimated
     market price upon offering.................      --        75        58        77        79        80        80
  Assumed conversion of Class A Convertible
     Preferred Stock............................     137        --        46        --        --        --        --
                                                  ------    ------    ------    ------    ------    ------    ------
Total...........................................   1,152     1,334     1,293     1,328     1,187     1,102     1,102
                                                  ======    ======    ======    ======    ======    ======    ======
Net income......................................  $  554    $  874    $2,088    $1,862    $1,843    $  152    $1,043
                                                  ======    ======    ======    ======    ======    ======    ======
Per share amount................................  $ 0.48    $ 0.66    $ 1.61    $ 1.40    $ 1.55    $ 0.14    $ 0.95
                                                  ======    ======    ======    ======    ======    ======    ======
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